AMENDMENT TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT, made and entered into effective as of the close of business on February 23, 2018, by and between CM Advisors Family of Funds, a Delaware statutory trust (the “Trust”) and Ultimus Fund Distributors, LLC, an Ohio limited liability company (“Distributor”).

WHEREAS, the parties have previously entered into that certain Distribution Agreement originally effective June 7, 2012 (the “Agreement”);

WHEREAS, the Agreement has been continued from time to time by the parties as provided therein;

WHEREAS, the parties desire to amend the Agreement to update the series of the Trust identified on Schedule A for which the Distributor provides services; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not interested persons of the Trust or of Distributor, approved the amendment of the Agreement to memorialize the changes to Schedule A at an in person meeting held on February 12, 2018;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and the Distributor do mutually promise and agree as follows:

1.    Schedule A of the Agreement is hereby deleted and replaced with Schedule A attached hereto as Exhibit A.

Except as amended as provided above, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers on the date first above written.

CM ADVISORS FAMILY OF FUNDS
By:
Name:	Scott S. Van Den Berg
Its:	Trustee and Secretary

ULTIMUS FUND DISTRIBUTORS, LLC
By:
Name:	Robert G. Dorsey
Its:	President

Exhibit A

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT BETWEEN
CM ADVISORS FAMILY OF FUNDS
AND
ULTIMUS FUND DISTRIBUTORS, LLC

FUND PORTFOLIOS

CM Advisors Small Cap Value Fund
CM Advisors Fixed Income Fund